Exhibit 10.3

Agreement in Principle

MAGNEGAS CORPORATION (“MNGA”)

-AND-

FUTURENERGY PTY LTD (“FE”)

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Date: 19th March 2014

BETWEEN:

MAGNEGAS CORPORATION (“MNGA”)

AND

FUTURENERGY PTY LTD (“FE”)

RECITALS

A	WHEREAS, MNGA is a corporation organized and existing under the laws of the State of Delaware with its principal place of business in the State of Florida.

B	WHEREAS, FE is a company organized and existing under the laws of Australia with its principal place of business in the State of Queensland.

C	MNGA is in the business of generating gaseous fuel from liquid waste with recyclers manufactured with its patented Plasma Arc Flow technology.

D	WHEREAS, FE has developed processes for multi-fuel combustion and is also working on further inventions in this field.

WHEREAS, the parties desire to enter into this Memorandum of Understanding (“AGREEMENT”) in connection with the development and commercialization of the technology utilizing the relevant Intellectual Property rights set out in this AGREEMENT. NOW, THEREFORE the parties hereby agree as follows:

AGREEMENT TERMS

1.	Definitions

Intellectual Property (“IP”) means all patents, designs, drawings, plans, trade marks, copyrights, and trade secrets (registered or unregistered), and all other industrial and intellectual property or rights, exclusively subsisting in, exclusively used in or exclusively relating to the Technology, the Prototype, or improvements thereto. This will include patent continuations, CIPs, extensions, renewals and foreign equivalents.

MNGA Gasification & Gas IP – means all IP relating to the gas, process and apparatus for production of MagneGas thereof, further defined as the production of gaseous fuel utilizing an electric arc under liquid.

FE Multi-Fuel IP- means all IP relating to the processes for the combustion of MagneGas with other fuels (referred to herein as the multi-fuel combustion program) as described in the Schedule “A” of this AGREEMENT.

MNGA Hy-Fuels IP – means all IP relating to the processes for the production of MagneGas mixed with other fuels, owned by MNGA such as Hyfuels, and its uses in Incineration and Soil Remediation referred to in Provisional (referred to herein as MNGA Hy-Fuels IP).

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MagneGas – means gaseous fuel produced via the use of an electric arc under liquid.

Channel Partners – means other entities within specific territories that will bring the IP to market.

2.	Purpose

The purpose of this AGREEMENT is to set forth the basis upon which the parties intend to move forward with the development and commercialization of the technology and share in the revenue from sales in the market and territories defined below. Accordingly, this agreement deals with only the principal issues and is not intended to be exhaustive. It is intended that a further more detailed definitive agreement will subsequently be executed.

3.	Term

The term of this AGREEMENT is for two years from the date of execution. It is the intention of both parties that a definitive agreement will be executed during that time period and that this agreement will not materially differ from the terms outlined in this AGREEMENT.

4.	Joint Venture

A 50:50 joint venture is to be formed between MNGA and FE for development and commercialization of the technology world-wide for the Combustion of MagneGas utilizing the relevant rights from the FE Multi-Fuel IP and the production of MNGA Hy-Fuels IP.. To this end, the parties agree to set up a joint venture company (“MF JV Co”) in a neutral zone with 50% preference shares owned by MNGA and by FE respectively with equal voting rights. The Board of Management shall be comprised of 4 directors. MNGA and FE shall each be entitled to appoint two directors to the board of MF JV Co. The parties shall decide on a jurisdiction and appoint an independent counsel and accountant for the new entity. Set up costs for the new entity are to be borne equally between the parties.

Except for certain specified decisions outlined below which require unanimous vote, decisions are to be determined by majority vote.

The following actions require unanimous vote by the Board of Directors:

a)	Action by one party that dilutes the other party’s interest;
b)	Distribution of profits at a different percentage than share ownership;
c)	Change/reduction or expansion of Board seats;
d)	Issuance, transference or sale of percentage of MF JV Co;
e)	Sale of MF JV Co or any of its assets;
f)	Transfer or sale of FE interest or MNGA interest in the MF JV Co;
g)	Creation of a new class of membership interest of MF JV Co;
h)	Approval of debt in excess of $100,000.
i)	Assignment of sub licenses from MF JV Co to third parties

Where there is a block and the tie cannot be resolved, or unanimous vote cannot be obtained, the decision shall be referred to arbitration. A clause setting out the procedure for resolution of such matters will be included in the definitive agreement

5.	New Partners

It is envisaged that it will be necessary to bring in new partners to work with MF JV Co at various stages in order to exploit relevant markets. These may be Channel Partners with industry specific skills and local knowledge as well as investment funds) and/or investors.

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It is envisaged that this shall be way of a separate joint venture or partnership for a particular region or territory. This may involve dilution of shares or profits for that region/ territory. Any dilution of shares or sharing of profits with a channel partner and/or investor shall be proportional to the shares held at that time.

All negotiations and dealings between the parties and any potential new parties shall be subject to obligations of confidentiality, particularly any dealings relating to disclosure and use of IP which is not in the public domain. Details of any IP disclosed must not be used without prior consent in writing.

Agreements with Channel Partners shall be subject to approval of the Board of Management. Approval of any new channel partner or investor (or renewal) shall be by way of unanimous vote of the directors.

For the avoidance of doubt, the agreement with each respective channel partner and/or distributor shall include at least the following: confidentiality obligations (prior, during and continuing obligations thereafter), scope of permitted activities, threshold criteria (eg securing relevant certification), key roles, performance criteria and requirements (such as timing of rollout) and grounds for termination/removal or dilution are to be specified. New partners can then be brought in where required.

6.	IP and Distribution Rights

FE shall permanently and irrevocably license to the MF JV Co the use of the FE Mutli-Fuel IP as defined above. MNGA shall permanently and irrevocably license to the MF JV Co the use of the MNGA Multi-Fuel IP as defined above.. MNGA will permanently and irrevocably grant distribution rights to MF JV Co for purposes of selling MagneGas Gasification units into markets set forth in this AGREEMENT. All licenses and distribution rights are non-exclusive.

MF JV Co shall enter into various sub-licences with Channel partners for a region/territory to the extent necessary to give effect to the contractual rights for the respective region/territory. Each party shall continue to own its respective IP and no transfer shall be construed as a consequence of this agreement.

Both FE and MNGA have the right to engage individually with other partners with IP that is not specifically included in this agreement without limitation. For the avoidance of doubt, should FE wish to pursue Combustion markets utilizing other fuels not covered by MNGA Gasification & Gas IP or MNGA Multi-Fuel IP as defined above, they are free to do so. Conversely should MNGA wish to pursue Combustion markets utilizing other Combustion apparatus not covered by FE Multi-Fuel IP as defined above they are free to do so The exception to this is XXXX, namely neither MNGA corporation nor FE can deal directly with XXXX or SES. All dealings with XXXX will be through the MF JV.

In the event of bankruptcy, dissolution or insolvency of the MF JV Co, all rights granted by FE and MNGA shall automatically revert back to original inventors/owners and the original inventors / owners shall reform a partnership under new entity unless otherwise divided by unanimous vote of the former MF JV board members.

Should FE or MNGA sell their IP in whole or in part, this agreement survives any such sale. This AGREEMENT does not grant the MF JV Co the right to manufacture any process or apparatus without expressed written consent of the IP inventor/owner.

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Any IP improvements identified by MF JV Co or partners will revert back to and be owned by FE or MNGA, depending on which existing IP the new IP improved upon, such that no IP is owned by MF JV Co.

7.	Confidentiality

Confidential Information disclosed shall be kept confidential. The parties will agree to customary confidentiality provisions to protect each Party’s proprietary information as well as provisions relating to other material information in compliance with the requirements of the United States Securities and Exchange Commission as apply to MNGA and shall keep such information confidential unless disclosure is required by law.

8.	Business Plans & Budgets

The parties shall work together to develop a strategic business plan covering the following areas: customer segments, value propositions, customer relationships, revenue streams, channels, key activities, key partners, key resources and cost structures.

The above plan is to be developed in the first 3 months of operation. Budgets and expenditure are to be signed off by the Board of Management.

9.	Certification & Construction of Pilot Plant

Channel partners are to be responsible for certification for the respective region/territory for the certification and for the construction of any pilot plant, and all costs associated therewith.

10.	Commercialization

 The commercialization costs and responsibility therefor shall be part of the strategic Planning and budgets which shall subject to approval and signed off by the parties to the MF JV Co. It is envisaged that partners will be brought in, as required.

11.	Effect

This AGREEMENT supersedes all previous agreements between the parties. No amendment, modification, termination or waiver of any of the terms, provisions or conditions of this AGREEMENT shall be effective unless it is in writing and signed off by all of the parties hereto. The prior confidentiality agreements signed between FE and MNGA remain in full force and effect.

12.	Severability

Any clause or part thereof which is found invalid or unenforceable shall be severed to the extent of any invalidity.

13.	Territory

It is intended that this joint venture shall be effective world-wide.

14.	Governing Law

This AGREEMENT shall be governed by the State of Florida and Federal laws in the U.S.A. . Any dispute shall be resolved via WIPO Arbitration and Mediation Centre.

15.	Counterparts

This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

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16.	Prior Agreements

It is the intention of both parties to integrate prior agreements related to the combustion of MagneGas into the MF JV Co. These include the SES LLC agreement of the U.S.A, and ENEA agreement of Italy.

As part of the signature of this agreement, MF JV Co is authorizing the sub-license of the rights granted under this agreement to the Supplemental Energy Solutions, LLC Combustion partnership formed for the use of Coal Combustion with MagneGas in the United States and Canada. Under the terms of the existing agreement, FE and MNGA acknowledges that there is 50% of the SES partnership available, which will be equally shared between MNGA and FE. It is the intention of both parties to propose that the original partner of SES, XXXX accepts a 1/3 ownership, providing MF JV a 2/3 ownership in exchange for expanded fuel usage, namely co-combustion in electricity production industry for US and Canada only, and technical assistance from FE.

While this agreement supersedes the AGREEMENT between MNGA and FE from 14/9/2013 the $200,000 in shares previously granted to FE / MNGA Australia will be granted for a 12 month consulting engagement with two weeks at MNGA facilities to assist with MagneGas Gasification IP. Any IP developed as part of this consulting arrangement will remain property of MNGA.

IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed as of the date indicated above.

Dated:	19/3/2014	MAGNEGAS CORPORATION	/s/ Ermanno Santilli
Ermanno Santilli, CEO

Dated:	19/3/2014	FUTURENERGY PTY LTD

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SCHEDULE A

MagneGas Multi-fuel combustion program

The following definitions are for bonding or processing MagneGas with fossil fuels in a process called multi-fuel combustion. This process covers all processes used with MagneGas bonding with fossil fuels including:

1.	Post Combustion
2.	Pre Combustion,
3.	Dual fuels,
4.	Highly refined fracking process,
5.	The apparatus used and developed for the processes mentioned above.

MagneGas is required to be combined with all fossil fuels in a way the combustion results in increase heat, reduce emissions, increase oxygen or reduce contaminants either emissions or particulates in any shape of form either in a singular or combined effect.

Futurenergy has developed a process for combusting fossil fuels with MagneGas.

The apparatus used are developed by Futurenergy. The apparatus used, bonds MagneGas to the fossil fuel or emissions.

Post Combustion

Post combustion is whereby the flue gas emissions of a boiler combustion process is then re combusted in an apparatus.

This process works with fossil fuels and derivatives of fossil fuel products covering:

•	Coal,
•	Liquid Petroleum Gas,
•	Natural gas,
•	Propane,
•	Rubber,
•	Bitumen,
•	Plastic, etc.

The apparatus is a chamber eg post combustion chamber.

The methodology covers cooling of flue gases before combustion, fans, combustion controls, etc.

Highly Refined Fracking Process.

The process developed for bonding and removal contaminants in the new fuel. The new fuel is stable and pollution contaminants are removed.

The highly refined fracking process produces hydrogen bonded enriched fuel for combustion. It captures contaminants from the refining process and reprocesses these into usable gases. The gases are filtered and used again. The process can be completed either on site or off site.

The following fuels can be processed with this equipment:

1.	Diesel,
2.	Light oils,
3.	Av Gas,
4.	Aviation fuels, for civil use or military use,
5.	Kerosene, and
6.	Heavy oils.

Pre Combustion

Futurenergy has developed a process that covers infusing MagneGas with fossil fuels and carbon.

The process cleans the base fuel or fossil fuel and removes contaminants. It then reforms the fuel into pellets using MagneGas and a catalyst for improved combustion.

The fuel increases its calorific value.

The pellets are manufactured on site or off site.

A Patent apparatus is used to produce pellets. Third parties own the apparatus.

Fossil fuels include:

•	Coal and
•	Biomass.

Dual fuels

This covers LPG and MagneGas running in a gas fired boiler.

Dual fuels require two gases running and burning in a co-combustion process whereby MagneGas is added to the existing fossil fuel. The burning apparatus is modified to accept the duel fuels.

The process has a combustion management system and a metered control system to optimize combustion efficiency.

Fuels used are:

•	LPG
•	Natural Gas
•	Diesel
•	Petrol

This usually occurs in combustion environments covering boilers but not limited to boilers.